SEABOARD CORPORATION

                      9000 West 67th Street
                  Shawnee Mission, Kansas 66202

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         APRIL 28, 2003



   Notice is hereby given that the 2003 Annual Meeting of Stockholders of Seaboard Corporation, a Delaware corporation, will be held at the Sheraton Newton Hotel, 320 Washington Street, Newton, Massachusetts, on Monday, the 28th day of April, 2003, at 9 o'clock in the forenoon for the following purposes:

   1.    To elect five Directors of the Company.

   2. To consider and act upon the selection of KPMG LLP as independent auditors of the Company.

   3. To transact any other business which may properly come before the meeting, or any adjournment thereof.

   The  close  of  business on Monday, March 10, 2003,  has  been fixed  as  the  record  date  for determination  of  stockholders
entitled  to notice of, and to vote at, the Annual Meeting.   The
books for the transfer of stock will not be closed.

   If  you  do not expect to be present personally at the  Annual
Meeting, please sign, date and return the enclosed proxy in the enclosed addressed envelope.


                              By    order   of   the   Board   of
                              Directors,



                              MARSHALL L. TUTUN, Secretary
March 27, 2003



                      SEABOARD CORPORATION
                      9000 West 67th Street
                 Shawnee Mission, Kansas  66202

                         PROXY STATEMENT
                 ANNUAL MEETING OF STOCKHOLDERS
                         APRIL 28, 2003

                                                   March 27, 2003

  This Proxy Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders of Seaboard Corporation (the "Company") to be held on April 28, 2003, and at any adjournment thereof, for the purposes set forth in the foregoing Notice of Annual Meeting.
  The close of business on Monday, March 10, 2003, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, and at any adjournment thereof.
  This Proxy Statement is first being sent to stockholders on or about March 31, 2003. The consolidated financial statements of the Company for the fiscal year ended December 31, 2002, together with corresponding consolidated financial statements for the fiscal year ended December 31, 2001, are contained in the Annual Report which is mailed to stockholders herewith.
  Proxies in the form enclosed are solicited by the Board of Directors of the Company. Any stockholder giving a proxy in the enclosed form has the power to revoke it at any time before it is exercised. A stockholder's right to revoke his or her proxy is not limited by, or subject to, compliance with any specified formal procedure. He or she may revoke his or her proxy by delivering a written revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.
A proxy in such form, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the direction of the stockholder. Where a choice is not so specified, the shares represented by the proxy will be voted "for" the election of the nominees for Director listed herein and "for" ratification of the selection of KPMG LLP as independent auditors of the Company. The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the Notice of Annual Meeting. However, if any other matter properly comes before the meeting, it is intended that the persons named in the enclosed form of proxy, or their substitutes acting there under, will vote on such matter in accordance with their best judgment.
  Votes cast at the Annual Meeting will be tabulated by persons duly appointed to act as inspectors of election for the Annual Meeting. The inspectors of election will treat shares represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Likewise, the inspectors of election will treat shares of stock represented by "broker non-votes" as present for purposes of determining a quorum. Broker non-votes are proxies with respect to shares held in record name by brokers or nominees, as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity, and (iii) the record holder has indicated on the proxy card or otherwise notified the Company that it does not have authority to vote such shares on that matter.
  A favorable plurality of votes cast is necessary to elect members of the Board of Directors. Accordingly, abstentions or broker non-votes as to the election of Directors will not affect the election of the candidates receiving the plurality of votes.
  The remaining proposals set forth herein require the affirmative vote of the majority of the shares present. Shares represented by broker non-votes as to such matters are treated as not being present for the purposes of such matters, while abstentions as to such matters are treated as being present but not voting in the affirmative. Accordingly, the effect of broker non-votes is only to reduce the number of shares considered to be present for the consideration of such matters, while abstentions will have the same effect as votes against the matter.
  The Company will bear all expenses in connection with the solicitation of proxies, including preparing, assembling, and mailing of the Proxy Statement.
  The Company had 1,255,053.90 shares of Common Stock, $1.00 par value, outstanding and entitled to vote as of March 10, 2003. A majority, or 627,527 of such shares, constitutes a quorum for the Annual Meeting.


                     PRINCIPAL STOCKHOLDERS

  The following table sets forth the number of shares of the Company's Common Stock beneficially owned by stockholders owning more than five percent of such Common Stock as of January 31, 2003. Unless otherwise indicated, all beneficial ownership consists of sole voting and sole investment power.

   Name and Address                                         Percent
   of Beneficial Owner                Amount of Stock       of Class

   Seaboard Flour LLC (1)                888,096.90           70.8
   822 Boylston Street
   Suite 301
   Chestnut Hill, MA 02467

   Dimensional Fund Advisors Inc. (2)    101,180.00            8.1
   1299 Ocean Avenue
   11th Floor
   Santa Monica, CA 90401

(1)Mr. H. Harry Bresky, President and Chief Executive Officer
   of the Company, and other members of the Bresky family, including trusts created for their benefit, have beneficial ownership of approximately 99.5% of the Common Units of Seaboard Flour LLC (formerly Seaboard Flour Corporation). Such family members, in addition, have beneficial ownership of a total of 34,015 shares, or 2.7%, of the Company's Common Stock which  is  not  included in the amount owned by  Seaboard  Flour
   LLC.   Because  of  such ownership of Common Units  of  Seaboard
   Flour LLC by the Bresky family, Mr. H. Harry Bresky may be deemed to have indirect beneficial ownership of the Common Stock of the Company held by Seaboard Flour LLC.

(2)Beneficial ownership by Dimensional Fund Advisors Inc. ("Dimensional") is based on a Schedule 13G that was filed with the Securities and Exchange Commission on February 12, 2003. According to the Schedule 13G, Dimensional furnishes investment advice to four investment companies and serves as investment manager to certain other trusts and accounts which own these securities. Dimensional disclaims beneficial ownership of these securities.


                  SHARE OWNERSHIP OF MANAGEMENT

  Information as to beneficial ownership of the Company's equity securities by directors, nominees, executive officers of the Company named in the Summary Compensation Table on Page 6 and all directors and executive officers of the Company as a group as of January 31, 2003 is shown below:

                                                        Amount of Stock (1)
                                                        Common    Percent
  Name                                                  Stock     of Class

H. Harry Bresky                                         5,611 (2)       *
Joe  E. Rodrigues                                         200           *
Thomas J. Shields                                          39           *
David A. Adamsen                                           20           *
Douglas W. Baena                                          100           *
Kevin M. Kennedy                                            0           0
Steven J. Bresky                                        2,538           *
Robert L. Steer                                           250           *
John Lynch                                                 55           *

Beneficial ownership of all Directors and executive
 officers as a group (11 individuals)                   8,813           *

(1)The number of shares shown in this table does not include indirect beneficial ownership of Common Stock of the Company attributable to Mr. H. Harry Bresky's ownership of Seaboard Flour LLC Common Units as more fully described under the
   Principal Stockholders section herein. Common Units of Seaboard Flour LLC stock are held in various Trusts for the benefit of Mr. Bresky's spouse and/or issue. Except for certain annuities to be received from certain of the Trusts, Mr. Bresky disclaims any beneficial ownership of these Units.
(2)These shares exclude 5,285 shares (0.4% of the class) held by Mr. H. Harry Bresky's wife, and annuities to be received by her from certain of the trusts referred to in (1) above, as to which Mr. Bresky disclaims any beneficial ownership.
 * Less than one percent.


                 ITEM 1:  ELECTION OF DIRECTORS

  The Board of Directors has fixed the number of directors at five. Unless otherwise specified, proxies will be voted in favor of the election as Directors of the following five persons for a term of one year and until their successors are elected and
qualified.   Mr.  H.  Harry  Bresky  has  served  as  a  Director
continuously  since 1959, and was re-elected by the  stockholders at the last annual meeting.  Mr. H. Harry Bresky is the father of
Mr. Steven J. Bresky. Mr. Joe E. Rodrigues has served as a Director since 1990 and was re-elected by the stockholders at the last annual meeting. Mr. David A. Adamsen has served as Director since 1995 and was re-elected by the stockholders at the last
annual  meeting.   Mr. Douglas W. Baena has  served  as  Director
since  2001  and was re-elected by the stockholders at  the  last
annual  meeting.   The Board of Directors has nominated Mr. Kevin M.
Kennedy to be elected as a director to replace Mr. Thomas J. Shields, who is not standing for re-election. There are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was nominated.

  Name              Principal Occupations and Positions

H. Harry Bresky     Director, Chairman of the Board, President and
    Age 77          Chief Executive Officer, Seaboard Corporation; Manager,
                    Seaboard Flour LLC.

Joe  E. Rodrigues   Director (since 1990); Former Executive Vice President and
    Age   66        Treasurer (retired 2001), Seaboard Corporation.

David A. Adamsen    Director and Member of Audit Committee (since 1995),
    Age  51         Seaboard Corporation; Vice President-Group General Manager,
                    Northeast Region (since 2001), Vice President-Sales and
                    Marketing, Northeast Region (1999-2001), Vice President of Special Projects (1998-1999), Dean Foods Company, dairy specialty-food processor and distributor; Vice President-
                    Manufacturing (1994-1998), The Penn Traffic Co., retail and wholesale food distribution company.

Douglas W. Baena    Director and Member of Audit Committee (since 2001),
    Age 60          Seaboard Corporation; Chief Executive Officer (since 1997),
                    CreditAmerica, Inc., venture capital company; Chief
                    Executive Officer (1999-2001), Ameristar Capital
                    Corporation, financial services company; Chief Executive
                    Officer (1994-1997), Mako Marine International, manufacturing company.

Kevin M. Kennedy    President and Chief Investment Officer (since 2001),
    Age 43          Great Circle Management LLC, a private equity fund;
                    Managing Director (Head of Marine Financing) (1999-2001),
                    Vice President (Head of Marine Financing) (1997-1999),
                    GE Capital Services Structured Finance Group, Inc.

  In case any person or persons named herein for election as Directors are not available for election at the Annual Meeting, proxies may be voted for a substitute nominee or nominees, as well as for the balance of those named herein. Management has no reason to believe that any of the nominees for the election as Director will be unavailable.


        COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The Board of Directors held nine meetings in fiscal 2002, five of which were telephonic meetings. Other actions of the Board of Directors were taken by unanimous written consent as needed. The Audit Committee held six meetings in fiscal 2002, four of which were telephonic meetings. Each Director attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he served. The Company has no nominating or compensation committee.

  Each non-employee Director receives $7,500 quarterly and an additional $2,000 per meeting of the Audit Committee of the Board (excluding telephonic meetings). In addition, during fiscal 2002, Mr. Shields and Mr. Adamsen were each paid $25,000 for participating on a special committee of the Board of Directors related to the transaction with Seaboard Flour Corporation as discussed below.

                     AUDIT COMMITTEE REPORT

  The Audit Committee of the Company is comprised of three independent directors, as defined by the American Stock Exchange, and operates under a written charter adopted by the Board of Directors.

  The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2002 with management and with the independent auditors, including matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended.

  The Audit Committee has reviewed the independent auditors' fees for audit and non-audit services for fiscal year 2002. The Audit Committee considered whether such non-audit services are compatible with maintaining independent auditor independence and has concluded that they are compatible at this time. Such fees were $498,233 for audit, and $342,158 for all other, including $290,254 for non-audit services and $51,904 for audit related services. Non-audit services consisted primarily of tax compliance and related tax services. There were no fees paid for financial information design and implementation.

  The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," as amended, and have discussed with the independent auditors their independence. The Audit Committee has concluded that the independent auditors currently meet applicable independence standards.

  Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

  The foregoing has been furnished by the Audit Committee:

                         Thomas J. Shields (chair)
                         David A. Adamsen
                         Douglas W. Baena


          EXECUTIVE COMPENSATION AND OTHER INFORMATION

  The following table shows all compensation earned, during the fiscal years indicated, by the Chief Executive Officer and the four other highest paid executive officers of the Company (the "Named Executive Officers") for such period in all capacities in which they have served:

                                     SUMMARY COMPENSATION TABLE
                                        Annual Compensation
Name                                                 Other (3)      (4)
and                                 (1)       (2)     Annual      All Other
Principal                          Salary    Bonus  Compensation Compensation
Position                   Year     ($)       ($)      ($)          ($)

H. Harry Bresky            2002   900,000   800,000   27,051       23,949
President                  2001   800,000   800,000   27,053       14,948
Chief Executive Officer    2000   700,000   600,000   30,900        5,100

Steven J. Bresky           2002   379,000   300,000        -       19,927
Senior  Vice  President,   2001   345,539   300,000        -       15,796
International  Operations  2000   326,212   200,000    8,616        5,100

Robert L. Steer            2002   379,000   300,000        -       20,163
Senior  Vice  President,   2001   344,577   300,000        -       16,517
Treasurer and              2000   302,654   225,000    9,410        5,100
Chief Financial Officer

John Lynch                 2002   340,100   200,000   28,502        5,100
President,  Seaboard       2001   335,677   200,000   32,534        5,100
Marine Ltd.                2000   321,638   150,000   35,750        5,100

Rodney  K.  Brenneman (5)  2002   310,727   200,000    4,189       11,100
President,  Seaboard       2001   249,583   200,000    5,810        5,100
Farms, Inc.                2000   202,410   125,000    5,043        5,100

(1)Salary  includes amounts deferred at the  election  of  the
   Named Executive Officers under the Company's 401(k) retirement savings plan and, for 2002 and 2001, under the Company's Investment Option Plan described herein.
(2)Reflects bonus earned for each fiscal year presented and includes compensation reduced at the election of the Named Executive Officers under the Company's Investment Option Plan described herein.
(3)Other Annual Compensation earned represents benefits under the Supplemental Executive Benefit Plan described herein. For J. Lynch in 2002, 2001 and 2000, amount includes $10,102, $17,449 and $23,205, respectively, for imputed taxable interest on an employee loan described herein.
(4)All Other Compensation represents the Company contributions to the Company's 401(k) retirement savings plan and, for 2002 and 2001, Investment Option Plan on behalf of the Named Executive Officers. The amounts for fiscal 2002 are as follows: (i) 401(k) retirement savings plan: H. Bresky $5,100, S. Bresky $ 4,495, R. Steer $5,001, J. Lynch $5,100 and R. Brenneman $5,100; and ii) Investment Option Plan: H. Bresky $18,849, S. Bresky $15,432, R. Steer $15,162 and R. Brenneman $6,000. The amounts for fiscal 2001 are as follows: (i) 401(k) retirement savings plan: H. Bresky $5,100, S. Bresky $4,714, R. Steer $4,775, J. Lynch $5,100
   and R. Brenneman $5,100; and (ii) Investment Option Plan: H. Bresky $9,848, S. Bresky $11,082 and R. Steer $11,742. Excludes perquisites and other benefits, unless the aggregate amount of such compensation exceeds the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the Named Executive Officer.
(5)Mr.  Brenneman was promoted to President of Seaboard Farms,
   Inc. in June, 2001.


                        RETIREMENT PLANS

Executive Retirement Plan. The Seaboard Corporation Executive Retirement Plan (the "Executive Retirement Plan") provides retirement benefits for a select group of officers and managers including the Named Executive Officers. Effective January 1, 1997, the Executive Retirement Plan provides that participants will accrue a benefit in an amount equal to 2.5% of the final average remuneration (salary plus bonus) of the participant multiplied by the years of service from January 1, 1997, reduced by the amount such participant has accrued under the Seaboard Corporation Pension Plan (described below) available to all full time employees of the Company, which benefit is payable beginning at normal retirement. Benefits under the plan are unfunded. As of December 31, 2002, all of the Named Executive Officers are fully vested as defined in the Executive Retirement Plan. Under this Plan, the automatic form of benefit payment, for a married participant, is pursuant to a "50% Joint and Survivor Annuity." This means the participant will receive a monthly annuity benefit for his/her lifetime and an eligible surviving spouse shall receive a lifetime annuity equal to 50% of the participant's benefit. The automatic form of benefit payment for an unmarried participant is pursuant to a "Single Life Annuity." The Plan allows for optional forms of payment under certain circumstances. The table below shows annual benefits by remuneration and years of service beginning with fiscal 1997.

                 EXECUTIVE RETIREMENT PLAN TABLE
              YEARS OF SERVICE FROM JANUARY 1, 1997

     REMUNERATION     15        20       25       30        35
     $ 125,000     28,300   37,700    47,100   56,600    66,000
     $ 150,000     33,400   44,400    55,600   66,700    77,800
     $ 175,000     38,400   51,200    64,000   76,800    89,600
     $ 200,000     43,500   57,900    72,400   86,900   101,400
     $ 225,000     52,900   70,400    88,000  105,700   123,300
     $ 250,000     62,300   82,900   103,700  124,400   145,200
     $ 300,000     81,000  107,900   134,900  161,900   188,900
     $ 400,000    118,500  157,900   197,400  236,900   276,400
     $ 450,000    137,300  182,900   228,700  274,400   320,200
     $ 500,000    156,000  207,900   259,900  311,900   363,900


Frozen Executive Retirement Plan Benefit. Mr. H. Bresky is 100% vested in an Executive Retirement Plan frozen effective December 31, 1996 in which he has accrued an annual benefit of $22,500 upon his retirement. Under this Plan, the automatic form of benefit payment is pursuant to a "Ten-year Certain and Continuous Annuity." This means Mr. Bresky will receive a monthly annuity benefit for his lifetime and should Mr. Bresky die while in the ten-year certain period, the balance of the ten-year benefit will be paid to his designated beneficiary. If Mr. Bresky dies while employed by the Company or after retirement, but before the commencement of benefits, monthly payments shall be made to Mr. Bresky's beneficiary in the form of a 100% joint and survivor benefit. The Plan allows for optional forms of payment under certain circumstances.

Seaboard Corporation Pension Plan. The Seaboard Corporation Pension Plan (the "Plan") provides defined benefits for its domestic salaried and clerical employees. Beginning in fiscal 1997, each of the individuals named in the Summary Compensation Table participates in the Plan. Benefits under the Plan are generally based upon the number of years of service and a percentage of final average remuneration (salary plus bonus) but are limited by federal law. As of December 31, 2002, all of the Named Executive Officers are fully vested as defined in the Plan. Under the Plan, the automatic form of benefit payment, for a married participant, is pursuant to a "50% Joint and Survivor Annuity." This means the participant will receive a monthly annuity benefit for his/her lifetime and an eligible surviving spouse shall receive a lifetime annuity equal to 50% of the participant's benefit. The automatic form of benefit payment for an unmarried participant is pursuant to a "Single Life Annuity." The Plan allows for optional forms of payment under certain circumstances. The table below shows benefits by remuneration and years of service.

                       PENSION PLAN TABLE
              YEARS OF SERVICE FROM JANUARY 1, 1997

REMUNERATION       15        20       25       30        35
$ 125,000       18,600   24,800    31,000   37,200    43,400
$ 150,000       22,900   30,600    38,200   45,800    53,500
$ 175,000       27,200   36,300    45,400   54,500    63,500
$ 200,000       31,500   42,100    52,600   63,100    73,600
$ 225,000       31,500   42,100    52,600   63,100    73,600
$ 250,000       31,500   42,100    52,600   63,100    73,600
$ 300,000       31,500   42,100    52,600   63,100    73,600
$ 400,000       31,500   42,100    52,600   63,100    73,600
$ 450,000       31,500   42,100    52,600   63,100    73,600
$ 500,000       31,500   42,100    52,600   63,100    73,600

Frozen Retirement Plan. Each of the Named Executive Officers in the Summary Compensation Table is 100% vested under a certain
defined  benefit plan which was frozen at December 31,  1993.   A
definitive actuarial determination of the benefit amounts was made in 1995. The annual amounts payable upon retirement after attaining age 62 under this predecessor defined benefit plan are
as  follows:   H.  Bresky $120,108, S. Bresky $32,796,  R.  Steer
$15,490, J. Lynch $25,872, and R. Brenneman $6,540. Under this Plan, the automatic form of benefit payment, for a married participant,  is pursuant to a "Ten-year Certain  and  Continuous
Annuity."   This  means the participant will  receive  a  monthly
annuity benefit for his/her lifetime and should the participant die while in the ten- year certain period, the balance of the ten-
year benefit will be paid to his/her designated beneficiary.   If
the participant dies while employed by the Company or after retirement, but before the commencement of benefits, monthly payments shall be made to the participant's beneficiary in the form of a 100% joint and survivor benefit. The Plan allows for optional forms of payment under certain circumstances.

Supplemental Retirement Plans. The Supplemental Executive Benefit Plan provides for discretionary investment options under the Investment Option Plan, described below and cash compensation for 2002, 2001 and 2000 for J. Lynch and R. Brenneman, in an amount equal to 3% of a participant's annual compensation in excess of $170,000. Additionally, the cash compensation amounts paid pursuant to this plan are grossed up to cover 100% of a participant's estimated income tax liability on the benefit. The amounts of benefits payable, including the gross up for taxes, under the Supplemental Executive Benefit Plan is reported in the Summary Compensation Table herein.

   In addition to the Supplemental Executive Benefit Plan, the Company has agreed to provide a supplementary pension benefit to
Mr.  H.  Bresky.    Mr. H. Bresky is entitled to a  supplementary
annual  pension in the amount of $410,088 per year.   Under  this
Plan, the automatic form of benefit payment is pursuant to a "Ten-year Certain and Continuous Annuity." This means Mr. Bresky will receive a monthly annuity benefit for his lifetime and should Mr. Bresky die while in the ten-year certain period, the balance of the ten-year benefit will be paid to his designated beneficiary. If Mr. Bresky dies while employed by the Company or after retirement, but before the commencement of benefits, monthly payments shall be made to Mr. Bresky's beneficiary for a period of ten years. Under these plans, payment of benefits commences with the executive's retirement from the Company.

Investment Option Plan. The Investment Option Plan allows executives to reduce their compensation in exchange for options to buy shares of certain mutual funds. In addition, the Company may grant discretionary investment options under the Investment Option Plan, which do not require a reduction to executive compensation. The exercise price for each investment option is established based upon the fair market value of the underlying investment at the date of grant.

Executive Deferred Compensation Plan. The Executive Deferred Compensation Plan requires the deferral of salary and bonus on a pre-tax basis for executives whose compensation exceeds the maximum allowable deductible amount under Section 162(m) of the Code ($1 million).

  None of the benefits payable under the aforementioned plans contain an offset for social security benefits.


   REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  The following information is to provide shareholders and other interested parties with a clear understanding of the Company's philosophy regarding executive compensation and to provide insight behind fundamental compensation decisions.
  The Company maintains the philosophy that determination of compensation for its executive officers by the Board of Directors is primarily based upon a recognition that these officers are responsible for implementing the Company's long-term strategic objectives. The Company's goals with respect to its executive compensation policies described below are to attract and retain top executive employees.
  Base compensation, increases thereto, and bonus compensation for executive officers as presented in the Summary Compensation Table herein are determined by the following factors:

     Competitive compensation ranges at or above the average of a select group of comparable firms in an market assessment which included peer group analysis and comparison of national survey data. As most of the peer group companies offer their executives long-term stock incentives, in addition to base and bonus compensation, and Seaboard does not, the Board also considers this factor in its compensation decisions. This group is comprised of comparable sized firms in the food processing and grain industries. While this group contains some of the same firms listed in the peer group index in the total return graphs herein, it is not identical.

     The diversity and complexity of the Company's businesses.

     Compensation decisions for the Chief Executive Officer and other executive officers are not principally based on Company performance.

 As Chief Executive Officer, Mr. H. Harry Bresky's base compensation and bonus are also determined based on a survey of the select group of firms referenced above. An analysis of the data presented in this survey shows that the typical total cash compensation for Chief Executive Officers of these entities is comparable to the base compensation and bonus paid to Mr. H. Harry Bresky.
  Discretionary bonuses for executive officers, including the Chief Executive Officer, may not exceed 100% of each executive's base compensation.
  Pursuant to Section 162(m) of the Internal Revenue Code, compensation in excess of $1 million paid to Mr. Bresky is not deductible by the Company. The Board of Directors has considered the effect of Section 162(m) of the Code on the Corporation's executive compensation. As such, to assure that the Corporation does not lose deductions for compensation paid, the Board of Directors has adopted the Executive Deferred Compensation Plan described above, requiring the executive to defer receipt of any compensation in excess of $1 million that is not deductible. In 2002, 2001 and 2000, no deferral was required as Mr. Bresky elected under the Investment Option Plan to reduce his compensation below $1 million.

  The  foregoing  report  has  been furnished  by  the  Board  of
Directors:

                          H. Harry Bresky
                          Joe E. Rodrigues
                          Thomas J. Shields
                          David A. Adamsen
                          Douglas W. Baena


                       COMPANY PERFORMANCE

  The Securities and Exchange Commission requires a five-year comparison of stock performance for the Company with that of an appropriate broad equity market index and similar industry index. The Company's Common Stock is traded on the American Stock Exchange, and one appropriate comparison is with the American Stock Exchange Market Value Index performance. Because there is no single industry index to compare stock performance, the companies comprising the Dow Jones Food and Marine Transportation Industry indices were chosen as the second comparison.
  The following graph shows a five-year comparison of cumulative total return for the Company, the American Stock Exchange Market Value Index and the companies comprising the Dow Jones Food and Marine Transportation Industry indices weighted by market capitalization for the five fiscal years commencing December 31, 1997, and ending December 31, 2002.


           COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN AMONG
              SEABOARD CORPORATION, THE AMEX COMPOSITE INDEX
                          AND A PEER GROUP

              Seaboard           Industry            American Stock Exchange
             Corporation          Index*               Market Value Index

  12/31/02       57                  93                       120
  12/31/01       71                  92                       124
  12/31/00       36                  88                       131
  12/31/99       44                  79                       128
  12/31/98       96                  97                       101
  12/31/97      100                 100                       100



  * The total cumulative return assumes that the value of the investment in the Company's Common Stock and each index was $100 on December 31, 1997, and that all dividends were reinvested.


   COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Board of Directors has no compensation committee. Mr. H. Bresky is a member of the Board of Directors of the Company and participates in decisions by the Board regarding executive compensation.
  On February 2, 2000, the Company loaned Mr. Lynch $400,000 to purchase his primary residence. The promissory note is payable on demand, bears no interest and is secured by a mortgage on the home. In accordance with Internal Revenue Service regulations, Mr. Lynch's annual compensation includes an amount for imputed interest as reported in the Summary Compensation Table herein.
  Upon Mr. Rodrigues retirement as Executive Vice President and Treasurer in February 2001, the Company entered into a consulting agreement with Mr. Rodrigues for various services related to certain of the Company's foreign investments. During 2002 and 2001, the Company paid Mr. Rodrigues $10,000 and $82,000 , respectively, for consulting fees and reimbursed him $6,935 and $35,479, respectively, for out-of-pocket expenses. Also, during 2002 and 2001, the Company paid Mr. Rodrigues $431,992 and $365,532, respectively, under various retirement plans.
  During the Company's fiscal year ended December 31, 2002, Seaboard Flour Corporation (Seaboard Flour) was indebted to the Company in varying amounts. On January 25, 2002 and February 13, 2002, the Company formalized the amounts owing by Seaboard Flour Corporation to the Company by Seaboard Flour issuing Promissory Notes (the "Seaboard Flour Notes") payable to the Company in the aggregate face amount of $10,653,518. The Seaboard Flour Notes were payable upon demand and were secured by pledge of 100,000 shares of Company stock owned by Seaboard Flour. Under the Seaboard Flour Notes, interest accrued at the greater of the prime lending rate or 7.88%, compounded quarterly if interest was not paid. Prior to January 25, 2002, interest accrued at the prime lending rate. The largest balance outstanding (principal and accrued interest) from Seaboard Flour to the Company during the year was $11,259,623 at October 18, 2002. On October 18,
2002, the Seaboard Flour Notes were paid in full through the transaction discussed below.
  In addition to the Seaboard Flour Notes, varying amounts were due from Seaboard Flour for reimbursement of miscellaneous operating expenses. During the year 2002, the largest amount of reimbursements due from Seaboard Flour was $69,876 as of October 18, 2002. Subsequent to October 18, 2002, Seaboard Flour maintains a deposit with the Company to pay for any miscellaneous operating expenses incurred by the Company on behalf of Seaboard Flour. As of December 31, 2002, the Company owed Seaboard Flour $51,260.
  On October 18, 2002, the Company consummated a transaction with its parent company, Seaboard Flour, pursuant to which the Company effectively repurchased 232,414.85 shares of its common stock owned by Seaboard Flour for $203.26 per share. Of the total consideration of $47,240,643, Seaboard Flour was required under the terms of the transaction immediately to pay $11,259,623 to the Company to repay in full all indebtedness owed by Seaboard Flour to the Company, and to use the balance of the consideration to pay bank indebtedness of Seaboard Flour and transaction expenses. Pursuant to the structure of the transaction, the Company issued 888,096.90 new shares of the Company in exchange for 1,120,511.75 shares owned by Seaboard Flour and the other consideration described. The shares issued were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.
  The transaction was approved by the Board of Directors of the Company, after receiving the recommendation in favor of the transaction by a special committee of independent directors. The special committee was advised by independent legal counsel and an independent investment banking firm. As a result of the transaction, Seaboard Flour's ownership interest in the Company dropped from 75.3% to 70.8%.
  As a part of the transaction, Seaboard Flour also transferred to the Company rights to receive possible future cash payments from a subsidiary of Seaboard Flour, based primarily on the future sale of real estate and the benefit of other assets owned by that subsidiary. To the extent the Company receives cash payments in the future as a result of those transferred rights, the Company will issue to Seaboard Flour, at the ten day rolling average closing price, determined as of the twentieth day prior to the issue date, new shares of the Company's common stock. The maximum number of shares of the Company's common stock which may be issued to Seaboard Flour under this transaction is capped and cannot exceed the number of shares which were purchased from Seaboard Flour.


           ITEM 2:  SELECTION OF INDEPENDENT AUDITORS

  The persons named in the accompanying proxy intend, unless otherwise instructed, to vote the proxies to ratify the selection of KPMG LLP, certified public accountants, as independent auditors of the Company for the next fiscal year. The selection of this firm has been recommended by the Audit Committee of the Board of Directors of the Company. The Company has been advised by such firm that neither it nor any member or associate has any relationship with the Company or with any of its affiliates other than as independent accountants and auditors. Submission to the stockholders of the selection of auditors is not required by the By-Laws.
  Representatives of KPMG LLP will be present at the Annual Meeting with the opportunity to make any statement desired and will be available to answer questions from stockholders.

                          OTHER MATTERS

  The notice of meeting provides for the election of Directors, the selection of independent auditors and for the transaction of such other business as may properly come before the meeting. As of the date of this Proxy Statement, the Board of Directors does not intend to present to the meeting any other business, and it has not been informed of any business intended to be presented by others. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will take action and vote proxies, in accordance with their judgment of such matters.
  Action may be taken on the business to be transacted at the meeting on the date specified in the notice of meeting or on any date or dates to which such meeting may be adjourned.

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during fiscal 2002 all reports of ownership required under Section 16(a) of the Securities Exchange Act of 1934 for Directors and executive officers of the Company and beneficial owners of more than 10% of the Company's Common Stock have been timely filed.

                      STOCKHOLDER PROPOSALS

  Any stockholder proposals for consideration at next year's annual meeting of stockholders must be received by the Company at its executive offices, 9000 West 67th Street, Shawnee Mission, Kansas 66202, no later than November 7, 2003, except that if the next year's annual meeting date is changed by more than 30 calendar days from the regularly scheduled date, the Company must receive such a proposal within a reasonable time before the Board of Directors makes its proxy solicitation.

                     ADDITIONAL INFORMATION

  Any stockholder desiring additional information about the Company and its operations may, upon written request, obtain a copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K without charge. Requests should be directed to Shareholder Relations, Seaboard Corporation, 9000 West 67th Street, Shawnee Mission, Kansas 66202. The Company's Annual Report to the Securities and Exchange Commission on Form 10-K is also available on the Company's Internet website at www.seaboardcorp.com.